UNITED STATES

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The following is the text of a press release issued by Micrel, Incorporated on May 6, 2008.

Investor Contact: Richard Crowley Micrel, Incorporated (408) 944-0800 Or Amy Bilbija MacKenzie Partners, Inc (650) 798-5206	Media Contacts: Paul Kranhold/Andrew Cole Sard Verbinnen & Co (415) 618-8750

Glass Lewis Recommends Micrel Shareholders Vote Against

Obrem Proposals to Replace Board

Notes Micrel’s Operational Performance

In-Line With or Exceeds Peers

Recommends Shareholders Use the WHITE Proxy Card to

Place Their Votes

San Jose, CA, May 6, 2008 — Micrel, Incorporated (Nasdaq:MCRL) today reported that Glass Lewis & Co., a leading proxy advisory firm, recommends that shareholders vote against several proposals made by Obrem Capital Management (“OCM”) to be voted upon at the May 20, 2008 Special Meeting of Micrel shareholders, including OCM’s proposals to throw out Micrel’s full Board of Directors, expand the Board by one seat and insert their inexperienced and unqualified nominees. Glass Lewis recommends shareholders use the WHITE proxy card mailed to them by Micrel to place their votes and that shareholders should not vote the gold proxy card provided by OCM.

In their report, Glass Lewis stated, “In the absence of some credible suggestion (which is absent here) that the Board is self-interested, ill informed, refusing to act, entrenched, or poor at its company oversight functions, we believe it is generally not a good idea for shareholders to substitute their judgment regarding the timing of strategic transactions for that of the board. Based on the above findings and the lack of an alternative strategy for operating the Company, we do not believe the Dissident’s arguments warrant the removal of all of the Company’s incumbent directors at this time.” Glass Lewis also recommends that shareholders vote against OCM’s proposals to change the size of Micrel’s Board, which currently has five directors, four of whom are independent directors.

Commenting on the report, the Company stated, “We are pleased that Glass Lewis recognizes that replacing Micrel’s entire Board with OCM’s nominees is not in the best interests of shareholders and that the Company is more qualified to determine the appropriate time to consider a sale of the Company to maximize shareholder value. We also appreciate Glass Lewis’ recognition of Micrel’s strong operational performance. We believe Glass Lewis’ recommendation is aligned with the position of many large Micrel shareholders.”

Commenting on Micrel’s operating performance, Glass Lewis stated, “…we find that the Company has performed in line with, or better than, the selected peer set. With the exception of fiscal year 2005, the Company’s ROE and ROA generally exceeded the peer median and average over the past five years (source: FactSet). The Company’s EBITDA margins, operating margins, and net margins also generally exceeded the peer median and average over this period.”

Glass Lewis went on to say, “The Company’s performance has also shown recent improvement on various fronts. The Company’s EBITDA and net income have increased steadily on an annual basis between fiscal 2005 and 2007. ROA and ROE have also been rising on an annual basis between fiscal 2005 and 2007. Selling, general and administrative expenses fell by approximately 1.5% between fiscal 2006 and 200[7]. We further note that the Company’s revenue showed some mild improvement for the first quarter of 2008, as revenues were approximately 2% higher than fourth quarter 2007 revenues and approximately 5% higher than revenues for the first quarter of 2007.”

The Company stated, “We appreciate Glass Lewis’ recognition of Micrel’s strong operating performance, particularly relative to our peers. This performance is a result of our focus over the last several years on product development efforts in higher growth markets, while also increasing cost structure optimization, margins and profitability. While revenue growth has been moderately impacted by this strategy, our gross and operating profit margins have risen and exceeded our analog industry peers. Our operating profit, net income, earnings per share, return on equity and cash flow growth have all outpaced our peers – an important fact that OCM conveniently ignores in their statements. Our focus on these areas in recent years has enabled us to make significant investments in new products and markets for future growth, as well as return over $280 million in cash to shareholders through stock repurchases and a dividend.”

In their report, Glass Lewis also recommends shareholders vote for OCM’s non-binding shareholder proposal requesting that the Board rescind its shareholder rights plan. In connection with their policy on voting against shareholder rights plans, Glass Lewis also suggests removing the Chairman of Micrel’s Nominating and Corporate Governance Committee, David W. Conrath, to provide the possibility of adding a new director. Mr. Conrath joined the Company’s Board of Directors in 2005.

The Company stated, “We respectfully disagree with Glass Lewis’ recommendation regarding our shareholder rights plan. As we have stated, the plan, which has a short duration of one year, is designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of Micrel and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without offering an adequate price to all shareholders. We strongly disagree with Glass Lewis’ suggestion regarding David Conrath, who is a valuable and independent member of the Board.”

In conclusion, the Company stated, “We continue to recommend that shareholders use the white proxy card to vote against OCM’s nominees and proposals, and we look forward to the May 20th vote so we can focus 100% on the business and creating value for you.”

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our plan to drive growth and deliver value to shareholders, our focus on operating profit, net income, earnings per share, return on equity and cash flow growth to enable us to make investments in new products and markets for future growth and return value to shareholders, our strategy to maximize shareholder value and position the Company for growth that outpaces the industry, and our beliefs about a sale of the Company. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required under the securities laws, the Company disclaims any duty to update the forward looking information contained in this release.

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